EXHIBIT 99.1

SMTP Strengthens Management Team With Addition of VP of Innovation

New Role to Accelerate Company's Launch of Innovative Products and Services

BOSTON, Sept. 30, 2013 (GLOBE NEWSWIRE) -- SMTP, Inc. (SMTP), a global provider of email delivery services, announced today that Paul Parisi was appointed as its Vice President of Innovation, effective September 30, 2013.

Jonathan Strimling, CEO of SMTP, stated, "Paul brings a unique blend of market savvy and technical depth to the SMTP team. His deep experience in the development, launch and operation of user-oriented software complements the extensive technical expertise that SMTP has developed over its decade of providing cloud-based email delivery services."

Most recently, Mr. Parisi served as Chief Technology Officer of HealthConnected / Cloud Industries Health, where he led SaaS development and deployment and designed and implemented an app store solution to improve customer engagement.

Previously, Mr. Parisi founded LocalGinger.com, a group buying site later sold to WHERE.com, which was acquired by eBay for $135 million. Other prior roles include senior technology and operating roles at companies such as Aegis Associates, Christianity.com, and IntelliReach. As Vice President of Technology at IntelliReach, Mr. Parisi supported a global client base that included the Smithsonian Institute, Fuji Film, Chicago Board of Trade, Barnes & Noble, Bank of England, the Federal Trade Commission, EDS, Lockheed Martin, and Johns Hopkins Medical Center. In 1992, Mr. Parisi founded Microdata Group, an IT-consulting firm where he grew sales from zero to more than $6 million with clients that included Adobe, the City of Boston, the U.S. Air Force, BU Medical Center, and others.

Ms. Parisi holds a robust portfolio of issued and pending patents that he has authored covering various IT-oriented systems.

About SMTP, Inc.

SMTP Inc. is a leading player in the rapidly expanding market for email delivery services. The company leverages a decade of experience in providing cloud-based email marketing solutions, which target the customer pain point of ensuring inbox delivery.

SMTP, Inc. is a dividend paying, publicly-traded company headquartered in Las Vegas, Nevada, and can be found on the web at http://www.smtp.com. The company's brand, global operations and cost-effective management have enabled it to demonstrate profitable growth while maintaining a steady stream of dividends.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the company's control.

Contact:

Investor Relations Contact:

Alena Chuprakova

SMTP, Inc.

877-705-9362

alena@smtp.com

Paul Kuntz

RedChip Companies, Inc.

Tel: +1-800-733-2447, ext. 105

info@redchip.com

http://www.redchip.com